UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2007
Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14, rue de la Colombiere 1260 Nyon, Switzerland	NA
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +011 41 22 363 13 10
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 19, 2007 the registrant (“Mymetics”) entered into a Settlement Agreement with MFC Merchant Bank S.A. (“MFC”), to dismiss with prejudice the lawsuits in Delaware and New York that Mymetics brought against MFC, KHD Humboldt Wedag International, Ltd. (f/k/a MFCBancorp., Ltd.), the parent company of MFC, and certain of MFC’s prior and present officers and directors in which Mymetics challenged the validity of the credit facility agreement. Under the terms of the Settlement Agreement, Mymetics agreed to pay E1.49 million in cash and to issue 12.5 million restricted shares of its common stock. MFC agreed to terminate the E4.02 million credit facility agreement, ending any further payments or obligations of Mymetics under the credit facility agreement and releasing from its blanket security interest all assets of Mymetics, including Mymetics’ intellectual property.
Item 1.02 Termination of a Material Definitive Agreement..
     On March 19, 2007 pursuant to a Settlement Agreement described in item 1.01 above, Mymetics and MFC agreed to terminate the E4.02 million credit facility agreement between MFC and Mymetics.
Item 3.02 Unregistered Sales of Equity Securities.
     Under the terms of the Settlement Agreement described in Item 1.01 above, Mymetics agreed to issue 12.5 million restricted shares of its common stock to MFC effective as of March 19, 2007.
Item 8.01 Other Events.
     Mymetics issued a press release dated March 21, 2007 describing the terms of the Settlement Agreement described in item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
          99.1 Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2007	MYMETICS CORPORATION

	By:	/s/ Ernst Luebke

Ernst Luebke Chief Financial Officer